UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 9, 2012

Date of report (Date of earliest event reported)

Commission File No. 001-33378

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Delaware	36-2517428
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(224) 405-0900

(Former name, former address and former fiscal year, if changed since last report)

(Not applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

On October 16, 2012, Discover Financial Services (the “Company”) issued and sold 23,000,000 depositary shares (“Depositary Shares”), each representing a 1/40th interest in a share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, $0.01 par value, with a liquidation preference of $25 per Depositary Share (equivalent to $1,000 per share of Series B Preferred Stock) (the “Series B Preferred Stock”). The terms of the Depositary Shares are set forth in the Deposit Agreement, dated October 16, 2012, among the Company, Computershare Shareowner Services LLC and the holders from time to time of the Depositary Receipts issued thereunder (the “Deposit Agreement”) and the form of Depositary Receipt attached thereto as Exhibit A. The Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock on October 11, 2012. Holders of the Depositary Shares will be entitled to all proportional rights and preferences of the Series B Preferred Stock (including dividend, voting, redemption and liquidation rights).

Under the terms of the Series B Preferred Stock, the ability of the Company to pay dividends on, make distributions with respect to, or to repurchase, redeem or acquire its common stock or any preferred stock ranking on parity with or junior to the Series B Preferred Stock, is subject to restrictions in the event that the Company does not declare and either pay or set aside a sum sufficient for payment of dividends on the Series B Preferred Stock for the immediately preceding dividend period.

The description of the terms of the Series B Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, which is included as Exhibit 3.1 to this Current Report on Form 8–K and is incorporated by reference herein.

The description of the terms of the Depositary Shares is qualified in its entirety by reference to the Deposit Agreement and the form of Depositary Receipt attached thereto, which are included as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Certificate of Designations became effective upon filing with the Secretary of State of the State of Delaware and it amends the Company’s Amended and Restated Certificate of Incorporation. The terms of the Series B Preferred Stock are more fully described in Item 3.03 of this Current Report on Form 8-K and the Certificate of Designations which is included as Exhibit 3.1 to this Current Report on Form 8–K, both of which are incorporated by reference herein.

Item 8.01	Other Events

On October 9, 2012, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J. P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as the representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters 20,000,000 Depositary Shares, each representing a 1/40th ownership interest in a share of Series B Preferred Stock and granted them an option, which the underwriters exercised in full, to purchase up to an additional 3,000,000 Depositary Shares to cover over-allotments, if any.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties, and termination provisions. Under the terms of the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in respect of these liabilities.

The net proceeds of the offering of the 23,000,000 Depositary Shares were approximately $559 million, after deducting underwriting commissions and estimated offering expenses. The offering was made pursuant to the prospectus supplement dated October 9, 2012 and the accompanying prospectus dated June 29, 2012, filed with the Securities and Exchange Commission pursuant to the Company’s effective registration statement on Form S-3ASR (File No. 333-182440) (the “Registration Statement”). The following documents are being filed with this Current Report on Form 8-K and are incorporated by reference into the Registration Statement: (a) the Underwriting Agreement, (b) the Certificate of Designations, (c) the Deposit Agreement and the Form of Depositary Receipt attached as Exhibit A thereto and (d) a validity opinion with respect to the Depositary Shares and the Series B Preferred Stock.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement dated October 9, 2012

3.1	Certificate of Designations of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B

4.1	Deposit Agreement, dated October 16, 2012

4.2	Form of certificate representing the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B

5.1	Opinion of Sidley Austin LLP

23.1	Consent of Opinion of Sidley Austin LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: October 16, 2012

	By:	/s/ D. Christopher Greene
	Name:	D. Christopher Greene
	Title:	Vice President, Deputy General Counsel and Assistant Secretary